SALES REPRESENTATIVES
                    AGENT AGREEMENT



This Agreement is made and entered into this _____ day of__________________, 19_, by and among THE UNION CENTRAL LIFE INSURANCE COMPANY ("UCL"), CARILLON INVESTMENTS, INC ("Carillon"), and ________________________________________
(Name of Registered Representative) of ____________________________ (City, State) ("Representative").

     IN CONSIDERATION OF and subject to the terms and conditions set forth below, the parties agree as follows:

     1. UCL appoints the Representative as its agent for the solicitation of applications for and sales of certain insurance and annuity contracts of UCL ("Contracts") which are deemed to be securities under the Securities Act of 1933 and which are described in Schedule A attached hereto. Carillon authorizes the Representative to represent it in the sale of the Contracts.

     2. The Representative:

           (a) When soliciting for sales or selling the Contracts, shall at all times be associated with Carillon as an NASD Registered Representative, and, if the particular jurisdiction requires, shall be licensed or registered as a securities agent of Carillon.
           (b) When soliciting for sales or selling the Contracts, shall at all times be validly licensed, registered or appointed by UCL as a variable annuity (or variable contract) agent in accordance with the jurisdictional requirements of the place where the solicitations take place.
           (c) May solicit for and sell the Contracts any place the Contracts are filed with or approved for sale by the governmental authorities having jurisdiction, provided the Representative, Carillon and UCL are all validly licensed, registered or otherwise qualified, as required for the solicitation and sales of the Contracts.

       3. The Representative shall comply strictly with: (a) the laws, rules and regulations of all state or local governmental jurisdictions in which the Representative solicits applications for and sells the Contracts; (b) the laws, rules and regulations of the SEC; (c) the rules of the NASD; (d) the rules of Carillon; and (e) the rules of UCL. The Representative understands that failure to comply with such laws, rules and regulations may result in disciplinary action against the Representative by the SEC, a state or other local regulatory agency that has jurisdiction, the NASD, Carillon and UCL. Before any solicitations or sales of the Contracts are made, the Representative shall become familiar with and abide by the laws, rules and regulations of all of the above mentioned agencies or parties as are currently in effect and as they may be changed from time to time.

     4. The Representative agrees that he will not engage in any employment by, or representation of, any issuer of, or dealer in, securities other than those offered by Carillon, unless he first obtains the written consent of Carillon. Carillon reserves the right to revoke such written consent at any time.

     5. The Representative shall be entitled to receive compensation from Carillon, in accordance with Schedule A attached hereto, based on all premiums received by UCL while this Agreement is in force, from applicants pursuant to applications for the Contracts issued by UCL, provided such applications were obtained by the Representative. The Representative shall not be entitled to any compensation based on premiums received by UCL after termination of this Agreement.

     6. The Representative shall have all applications for the Contracts accurately completed and reviewed and signed by the applicant and shall promptly submit the applications to UCL through Carillon, together with all premiums received from applicants without any reductions. The Representative shall cause all checks or orders to be made payable to "The Union Central Life Insurance Company." The Representative shall also comply with any other application procedures that may be established by Carillon and/or UCL which may be in effect from time to time and of which the Representative is notified.

     7. Carillon and/or UCL, each in their sole discretion, may elect not to approve or accept any applications or premiums remitted by the Representative and may refund an applicant's premiums to the applicant. In the event such refunds are made and if the Representative has received compensation based on an applicant's premium that is refunded the Representative shall promptly repay such compensation to Carillon. If repayment is not promptly made, Carillon may at its sole option deduct any amounts due it from the Representative from future compensation otherwise payable to the Representative, either pursuant to this Agreement or any other agreement for compensation between the Representative and Carillon and/or UCL.

     8. THE REPRESENTATIVE SHALL NOT MAKE ANY STATEMENTS CONCERNING THE CONTRACTS EXCEPT THOSE THAT ARE CONTAINED IN THE CURRENT PROSPECTUSES AND SALES LITERATURE APPROVED BY CARILLON AND/OR UCL, AND SHALL NOT SOLICIT FOR APPLICATIONS OR MAKE SALES THROUGH THE USE OF MAILINGS, ADVERTISEMENTS, WRITTEN CORRESPONDENCE OR OTHER METHODS OF CONTACT UNLESS THE MATERIAL AND METHOD HAS THE PRIOR WRITTEN APPROVAL OF CARILLON.

     9. The Representative has the sole responsibility for developing prospects for sales and is free to determine, subject to any applicable regulatory requirements, to whom, where and how solicitations and sales shall be made. The Representative is not required to devote any particular portion of the Representative's time to developing Contracts business.

     10. The Representative agrees to the following:

           (a) That nothing herein shall be construed to create the relationship of employer and employee between UCL and/or Carillon and the Representative or any of the Representative's employees or agents.
           (b) That for tax reporting purposes the Representative shall be considered as self-employed. Unless the Representative is on a separate salary arrangement, no tax deductions will be made except as required by state and federal laws and regulations.
           (c) To keep accurate records of all transactions on behalf of Carillon and UCL. All books and accounts, documents, vouchers, letters, files and all other books, cards, or papers connected with business shall belong to Carillon and shall be available anytime to its authorized representatives for examination. The Representative shall furnish Carillon, on forms provided by Carillon, accurate statements showing such information on the Representative's operation as may be required by UCL and/or by Carillon from time to time.
           (d) To hold in trust all premiums collected for or received on behalf of Carillon and/or UCL. No such premiums shall be used by the Representative for any personal or other purposes whatsoever but shall immediately be turned over to Carillon or its authorized representative. Any misappropriation of funds shall result in immediate termination of this Agreement and unconditional forfeiture of all the Representative's interests and rights hereunder accrued or to accrue.

     11. The Representative shall have no authority to, nor shall the Representative represent as having the authority to, nor shall the Representative do any of the following:
           (a) Hold himself or herself out as an employee, partner or joint venturer or associate of Carillon and/or UCL.
           (b) Hold himself or herself out as a representative of Carillon and/or UCL in any other manner or for any other purposes except as specifically agreed in this Agreement and/or any other agreement in effect between the Representative and Carillon and/or UCL.
           (c) Alter, modify, waive, change any of the terms, rates, conditions of the advertisements, promotional material, or contracts of Carillon and/or UCL in any respect.
           (d) Insert any advertising with respect to Carillon and/or UCL in any publication whatsoever, or distribute any circulars or promotional literature without prior written authority of Carillon and/or UCL, or write any letters to any publications regarding Carillon and/or UCL without first obtaining prior written authorization from Carillon and/or UCL.
           (e) Collect or authorize any other person to collect any premiums or payments on behalf of Carillon and/or UCL whatsoever except those premiums that are authorized by Carillon and/or UCL to be collected.
           (f) Bind either Carillon and/or UCL on any application or contract.
           (g) Misrepresent or omit important facts in any application or supplemental material.

      12. Carillon and UCL shall have a first lien on, and the right to use and apply, all compensation of any kind payable to the Representative, his or her executors, administrators and/or assigns accrued or to accrue to secure any existing or future indebtedness due Carillon and/or UCL from the Representative, however arising, and any existing or future advances to the Representative whether or not such advances be considered indebtedness. Any assignments (subject to acceptance by Carillon and UCL), if any, shall attach to the Representative's interest in this Agreement only after the liens hereinbefore provided shall have been fully satisfied or due on demand. This includes any charge back of compensation which is annualized for which UCL does not receive the full first-year premium.

     13. Neither this Agreement nor any of its benefits may be pledged, encumbered, assigned or transferred by the Representative, either in whole or in part, in any manner, nor may the Representative change the agent of record for a Contract, without the prior written consent of Carillon and UCL.

     14. This Agreement may be terminated without cause by Carillon, UCL, or the Representative upon five (5) days' prior written notice, and automatically terminates if the Representative dies or ceases to be validly licensed, appointed or NASD registered.

     15. Upon termination of this Agreement, any prospectus, applications or other material and supplies furnished by Carillon and/or UCL shall be promptly returned to Carillon and/or UCL.

     16. Carillon and UCL reserve the right to unilaterally adjust, modify or change any and all terms of this Agreement, including provisions for compensa-tion of any kind. Any such adjustment, modification or change shall take effect upon notification of the Representative. The submission of an application by the Representative after notice of any such amendment has been sent shall constitute agreement to any such amendment.

     17. This Agreement is entire, and constitutes the sole understanding of the parties with respect to solicitation and sales of the Contracts. Any and all prior representations, statements and/or agreements between the parties are merged herein.

     18. The forbearance or neglect of Carillon and/or UCL to insist upon the strict compliance by the Representative with any of the provisions of this Agreement, whether continuing or not, shall not be construed as a waiver of any of Carillon and/or UCL's rights or privileges hereunder. No waiver of any right or privilege of Carillon and/or UCL arising from any default or failure of performance by the Representative shall affect Carillon and/or UCL's rights or privileges in the event of a further default or failure of performance.

     19. All notices required hereunder shall be in writing and sent by United States mail to Carillon and UCL at: P.O. Box 179, Cincinnati, Ohio 45201, or by Carillon and/or UCL to the last known address of the Representative. All notices required hereunder shall be deemed given when deposited in the United States mail. Each party shall promptly notify the other parties of any change in address where notices hereunder are to be sent.


     20. This Agreement shall be governed by the laws of the State of Ohio.

     21. This Agreement shall be effective upon execution by Carillon.

Approved and Accepted:

CARILLON INVESTMENTS, INC.

By ___________________________________________
     (Signature and Title)             (Date)

THE UNION CENTRAL LIFE INSURANCE COMPANY

/s/ Larry R. Pike
President



______________________________________________
Registered Representative



(Signature)           (Date)

UC 2972 2-90